Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the of our report dated April 17, 2018 relating to the consolidated financial statements of Icagen, Inc., which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

April 17, 2018